EXHIBIT 99.1

Home System Announces an Agreement to Acquire
Jiangmen City Jinxinglong Electrical Appliance Co., Ltd.

NEW YORK & GUANGDONG, China--(BUSINESS WIRE)--Home System Group (OTCBB: HSYT; "Home System" or the "Company"), a Chinese-based manufacturer of a variety of household appliances sold by large retailers, today announced an agreement to acquire 100% of the ownership interest of Jiangmen City Jinxinglong Electrical Appliance Co., Ltd. (“Jinxinglong”) for an aggregate purchase price of $15 million or six times the net income of Jinxinglong for the twelve-month period ended May 31, 2010. The total consideration for the acquisition of Jinxinglong will be paid in five installments with the final installment expected to be paid by the end of 2011.

Founded in September 2002, Jinxinglong specializes in the manufacturing and distribution of various industrial ceiling fans, decorative ceiling fans, table and floor fans and related accessories. Compared to the fans Home System currently produces, Jinxinglong focuses on fans with a lower price point, which are also mainly sold in the North American market. For the twelve months period ended May 31, 2010, Jinxinglong had revenue of approximately $20 million and net income of $2.5 million.

Pursuant to the terms of the agreement, the acquisition is subject to various standard closing conditions, including satisfactory completion of the due diligence and financial audit on Jinxinglong.

Mr. Yu, the Chief Executive Officer of Home System Group, commented on this acquisition: “Adding Jinxinglong to Home System Group enables the Company to broaden its product line and thus to accelerate the growth of Home System’s fans segment. Furthermore, this acquisition will allow Home System to integrate both groups’ technology and resources, expand our production capacity, reduce raw material costs by combining our procurement activities and result in a higher marketshare in the fan segment.”

About Home System Group

Home System Group is primarily engaged in the production of stainless steel gas grills and ovens, ceiling and table fans, and decorative lamps, LEDs and energy-saving lamps. Its products are sold through distributors and direct to retailers located in North America, Europe, Australia, Africa, Southeast Asia and China. For more information, please visit: http://www.homesystemgroup.com.

FORWARD-LOOKING STATEMENTS:

This release contains "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. These forward-looking statements are subject to various risks and uncertainties that could cause Home System Group's actual results to differ materially from those currently anticipated, including the risk factors identified in Home System Group's filings with the Securities and Exchange Commission.

Contact:

Home System Group
Eva Wang, 347-624-5699
vp@hsytgroup.com